EXHIBIT 10.21

AMENDED AND RESTATED
PERFORMANCE CASH AWARD AGREEMENT

THIS AMENDED AND RESTATED PERFORMANCE CASH AWARD AGREEMENT (this “Agreement”), dated as of February 25, 2013 is between HSN, Inc., a Delaware corporation (the “Company”), and «Participant» (the “Participant”) and amends and restates the Performance Cash Award Agreement between the Company and Participant dated February 21, 2012 (the “Award Date”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Company's Second Amended and Restated 2008 Stock and Annual Incentive Compensation Plan, as amended (the “Plan”).

1.    Award and Vesting of Cash Award

(a)In order to encourage Participant's continued contribution to the successful performance of the Company, the Company hereby grants to the Participant, as of the Award Date, a performance cash award in the amount of «Award Amount» (the “Cash Award”), pursuant to the Company's Long-Term Incentive Program promulgated under the Plan (the “LTIP”). The Participant hereby acknowledges and accepts such Cash Award upon the terms and subject to the performance requirements and other conditions, restrictions and limitations contained in this Agreement.

(b)Subject to Sections 5 and 6 of this Agreement, the total Cash Award shall vest on December 31, 2013 (the “Vesting Date”).

(c)Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any of its affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Participant's service at any time, with or without cause.

2.	Settlement of Cash Award

Except as provided in Sections 5 and 6 below, the Cash Award shall be payable to the Participant shortly after approval of the Award by the Company's Compensation and Human Resources Committee to the extent required but in any event no later than seventy-five (75) days after the end of the Performance Period. To the extent required by federal, state or local law, the Company shall have the right to withhold and deduct from the payments due to Participant pursuant to the Cash Award, amounts that would otherwise be delivered pursuant hereto for the payment of taxes or other amounts required by law and to take such other action as may be necessary in the option of the Company to satisfy all obligations for withholding of such taxes.

3.	Non-Transferability of the Award

The Cash Award shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, attachment or otherwise transferred or encumbered and any such purported assignment, exchange, encumbrance, pledge or attachment shall be void and unenforceable against the Company.

4.    Rights as a Stockholder

The Participant shall not be entitled to any rights of a stockholder.

1.	Forfeiture

Notwithstanding the provisions of Section 1(b) and except as provided in Section 6, in the event of termination of the Participant's service with the Company prior to the Vesting Date for any reason, including by reason of death or Disability, the entire amount of the unvested Cash Award shall be forfeited by the Participant and canceled in its entirety effective immediately upon such termination.

2.	Adjustment in the Event of Change in Control

(a)In the event that a Change in Control, as defined in Section 10(c) of the Plan, occurs prior to the Vesting Date and provided Participant is employed on the effective date of the Change in Control, Participant will receive the Cash Award, discounted as provided in (b) below. Such payout shall be made as soon as practical after the effective date of the Change in Control, but in no event later than March 15th of the year following the year in which the Change in Control occurs.

(b)In order to reflect the time value of the earlier payment of the Performance Cash payout and to satisfy IRS Regulation §1.162-27(e)(2)(iii)(B), the amount of the Performance Cash payout shall be equal to the present value of the amount that would have been payable had the Participant been employed on the Vesting Date, based upon the whole number of months between the first day of the month in which the Change in Control occurs and the Vesting Date, and the Federal short-term rate determined by the IRS pursuant to §1274 of the Internal Revenue Code for the month in which the Change in Control occurs, compounded monthly.

7.	Other Agreements and Acknowledgments

(a)    By accepting the grant evidenced by of this Agreement, the Participant acknowledges and agrees that: (i) the LTIP is established voluntarily by the Company; it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of the award is voluntary and occasional and does not create any contractual or other right to receive future grants of cash awards, or benefits in lieu of cash awards, even if cash awards have been granted in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the future value of the Cash Award is unknown and cannot be predicted with certainty; (v) in consideration of the grant of the Cash Award, no claim of entitlement to compensation or damages shall arise from termination of the Cash Award or diminution in value of the Cash Award resulting from a termination of the Participant's employment by the Company or Change in Control, and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (vi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Participant's employment (whether or not in breach of local labor laws), the Participant's right to receive awards or vest in awards under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the Cash Award.

(b)    The Cash Award currently consists of a bookkeeping entry representing the right to receive cash on a date determined in accordance with this Agreement. Nothing in this Agreement shall create or be deemed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and the Participant.

8.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant: at the address last provided by the Participant to the Company's Human Resources Department.

If to the Company:            HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729
Attention:  General Counsel
Facsimile:  (727) 872-1000

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notice and communications shall be effective when actually received by the addressee.  Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

9.	Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

10.	Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement and the Summary of Award, the RSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Florida, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Participant hereby agrees and consents to the personal jurisdiction of said courts over the Participant for purposes of the resolution of any and all such disputes.

11.	Severability

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.	Conflicts and Interpretation

In the event of any conflict between this Agreement, the LTIP and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

13.	Amendment

The Company may modify, amend or waive the terms of the award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14.	Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

15.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

16.    Data Protection

The Participant authorizes the release from time to time to the Company (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  Without limiting the above, Participant permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)).  Participant hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Company, his or her employing company or the Agent considers appropriate.  Participant shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer. Electronic acceptance of this Agreement pursuant to the Company's instructions to Participant (including through an online acceptance process managed by the Agent) is acceptable.

HSN, INC.

By:
Lisa Letizio
Executive Vice President -
Human Resources